Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR FOURTH

QUARTER AND FISCAL YEAR 2005

•	Revenue: $241.1 Million for Fiscal Fourth Quarter, $881.8 Million for Fiscal Year 2005

•	Net Income: $15.9 Million for Fiscal Fourth Quarter, $57.7 Million for Fiscal Year 2005

•	Diluted EPS: $0.28 for Fiscal Fourth Quarter, $1.02 for Fiscal Year 2005

•	New Business Awards of $536 Million for Fiscal Fourth Quarter

FAIRFAX, Va. – August 1, 2005 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the fourth quarter and fiscal year 2005, which ended June 30, 2005.

Revenue for the quarter increased 33% from $180.9 million in the June 2004 quarter to $241.1 million. Revenue for the year increased 43% from $615.8 million in fiscal year 2004 to $881.8 million. Organic revenue growth was 38% for the year.

Operating income for the quarter increased 28% from $18.9 million in the June 2004 quarter to $24.3 million. Operating income margin was 10.1% for the quarter. Full-year operating income increased 45% from $61.6 million in fiscal year 2004 to $89.1 million. Operating income margin was 10.1% for the full fiscal year.

Net income for the quarter increased 34% from $11.9 million in the June 2004 quarter to $15.9 million. Net income for the year increased 48% from $38.9 million in fiscal year 2004 to $57.7 million. Given the 2-for-1 stock split effective May 27, 2005, diluted earnings per share for the quarter increased 27% from $0.22 in the June 2004 quarter to $0.28. Split-adjusted diluted earnings per share for the year increased 44% from $0.71 in fiscal year 2004 to $1.02.

Renny DiPentima, SRA President and Chief Executive Officer, stated, “We are pleased to complete our 27th consecutive year of growth and profitability. The federal IT services market continues to grow, and our visibility into future business is excellent. We believe that we can build one of the world’s best companies by upholding our ethic of honesty and service and continuing to create value for our customers, employees, and shareholders.”

Chief Financial Officer Stephen Hughes added, “We are pleased with the growth and returns to shareholders during fiscal year 2005. We have deployed a significant part of our cash and maintain a healthy balance sheet for future growth. We were also able to improve our cash management this quarter as we reduced days sales outstanding from 75 days to 74 days.”

New Business Awards

During the fourth quarter, SRA won new business with potential value of $536 million. For the fiscal year the Company won new business with a potential value of $1.8 billion if all options are exercised. The Company’s backlog of signed business orders is now over $2.7 billion, an increase of 32% over the previous fiscal year. Major highlights of competitive contract awards during the quarter include:

•	Environmental Protection Agency (EPA) Information Technology Solutions-Business Information Strategic Support (ITS-BISS). SRA will provide a full range of IT advisory and assistance services to EPA under this five-year contract with a maximum value of $148 million. Services provided will include enterprise architecture; information security; information management policy, planning, acquisition, and infrastructure management support; customer relationship management; assessment of emerging technologies; business process management; and independent verification and validation.

•	Department of Transportation Federal Aviation Administration Enterprise Service Center (ESC). SRA was awarded a six-year contract worth up to $97 million to support the Financial Management Line of Business Center of Excellence within the ESC. SRA will work with ESC to create a strategic plan for the Center of Excellence, develop a framework for executing projects, and implement enterprise resource planning solutions throughout the federal government using the Oracle Federal Financials enterprise software suite.

•	Department of Justice (DoJ) Office of Justice Programs (OJP). SRA will provide IT systems development, maintenance, and integration services to the OJP under a task order with an estimated value of $80 million over 6 years if all options are exercised. SRA will develop, enhance, integrate, and maintain two major OJP systems: (1) the Grants Management System, which automates the application and approval process for the $8 billion in federal grants to state, local, and private organizations, and (2) the Integrated Financial Management Information System, which is the chief financial accounting system for OJP.

•	Securities and Exchange Commission (SEC) IT Security Program. SRA was awarded a contract to provide a broad range of information assurance services to the SEC. The task order has an estimated value of $12.7 over five years if all options are exercised. Under this contract, SRA will work with the SEC Office of Information Technology to develop an IT security architecture framework that comprises security plans and policies; provide a training and awareness program to facilitate compliance with the IT security architecture; and develop a compliance monitoring and enforcement program.

Forward Guidance

The Company is issuing initial guidance for the first quarter of fiscal year 2006 and reaffirming its forward guidance for fiscal year 2006 provided on June 13, 2005. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in the table below does not include any effect for acquisitions SRA might make in the future.

Measure	Quarter Ending September 30, 2005	Fiscal Year Ending June 30, 2006
Revenue (in millions)	$260-$265	$1,100-$1,140
Diluted EPS, excluding FAS 123R effect	At least $0.27	$1.20-$1.25
Range of FAS 123R Dilution	11%-13%	11%-13%
Diluted Share Equivalents (in millions)	57.6	58.1

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2005, BusinessWeek selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,600 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on May 2, 2005. In addition, the forward-looking statements included in this press release represent our views as of August 1, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 1, 2005.

CONTACTS:

Stuart Davis	Stephen Hughes
VP and Director, Investor Relations	Senior VP and CFO
SRA, International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	6/30/04	6/30/05	6/30/04	6/30/05
Revenue	$180,860	$241,066	$615,802	$881,770
Operating costs and expenses:
Cost of services	131,223	177,328	442,771	653,115
Selling, general, and administrative	27,691	35,623	100,919	126,404
Depreciation and amortization	2,998	3,796	10,511	13,141

Total operating costs and expenses	161,912	216,747	554,201	792,660

Operating income	18,948	24,319	61,601	89,110
Interest income	269	1,195	1,474	3,442
Other income	—	—	153	—

Income before taxes	19,217	25,514	63,228	92,552
Provision for income taxes	7,341	9,648	24,291	34,829

Net income	$11,876	$15,866	$38,937	$57,723

Earnings per share:
Basic	$0.23	$0.29	$0.76	$1.09

Diluted	$0.22	$0.28	$0.71	$1.02

Weighted-average shares:
Basic	51,622,808	53,865,732	51,008,978	52,965,623

Diluted	55,104,588	57,297,118	54,738,028	56,549,303

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share amounts)

	As of
	6/30/04	6/30/05
Current assets:
Cash and cash equivalents	$143,367	$162,973
Short-term investments	9,076	20,156
Accounts receivable, net	164,162	206,995
Prepaid expenses and other	23,053	19,931
Deferred income taxes, current	4,442	6,506

Total current assets	344,100	416,561

Property and equipment, net	23,498	34,754

Other assets:
Goodwill	62,747	89,214
Identified intangibles, net	13,168	17,661
Investments	13,719	5,172
Deferred compensation trust	4,661	5,755

Total other assets	94,295	117,802

Total assets	$461,893	$569,117

Current liabilities:
Accounts payable and accrued expenses	$66,230	$75,383
Accrued payroll and employee benefits	39,798	49,486
Billings in excess of revenue recognized	8,276	6,616

Total current liabilities	114,304	131,485

Long-term liabilities:
Deferred income taxes, noncurrent	1,612	106
Other long-term liabilities	6,709	8,434

Total long-term liabilities	8,321	8,540

Total liabilities	122,625	140,025

Stockholders’ equity	339,268	429,092

Total liabilities and stockholders’ equity	$461,893	$569,117

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended
	6/30/04	6/30/05
Cash flows from operating activities:
Net income	$38,937	$57,723
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	10,511	13,141
Stock-based compensation	259	317
Tax benefits of stock option exercises	7,109	17,156
Deferred income taxes	1,982	(3,570)
Working capital changes	(15,347)	(18,779)

Net cash provided by operating activities	43,451	65,988

Cash flows from investing activities:
Capital expenditures	(11,760)	(21,353)
Sales and maturities of investments	1,083	15,983
Purchases of investments	(22,792)	(18,516)
Acquisition of ORION Scientific Systems, net of cash acquired	(32,927)	—
Acquisition of Touchstone Consulting Group, net of cash acquired	—	(37,124)

Net cash used in investing activities	(66,396)	(61,010)

Cash flows from financing activities:
Issuance of common stock	5,459	10,192
Purchase of treasury stock	(145)	—
Reissuance of treasury stock	3,134	4,436
Repayment of term loan	(400)	—

Net cash provided by financing activities	8,048	14,628

Net (decrease) increase in cash and cash equivalents	(14,897)	19,606
Cash and cash equivalents, beginning of period	158,264	143,367

Cash and cash equivalents, end of period	$143,367	$162,973

Supplemental disclosures of cash flow information:
Cash paid during the period-
Income taxes	$11,249	$21,211

Cash received during the period-
Interest	$1,524	$2,494

Income taxes	$767	$652

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	6/30/04	6/30/05	Growth
Total Revenue, as reported	$180,860	$241,066	33.3%

Plus: Touchstone revenue for April 22, 2004 through June 30, 2004	4,442	—	—

Organic Revenue	$185,302	$241,066	30.1%

	Year Ended
	6/30/04	6/30/05	Growth
Total Revenue, as reported	$615,802	$881,770	43.2%

Plus: Orion revenue for July 1, 2003 through January 31, 2004	19,392	—	—
Plus: Touchstone revenue for April 22, 2004 through June 30, 2004	4,442	—

Organic Revenue	$639,636	$881,770	37.9%